Exhibit 15.1

HIGH TIMES ANNOUNCES TRADING SYMBOL AHEAD OF PLANNED LISTING

Mar. 11, 2020 - Los Angeles — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, has announced that it has been approved for trading and has received its ticker symbol from FINRA. Upon completion of certain regulatory formalities, Hightimes will trade under the symbol “HTHC.”

The company, which is presently conducting a Reg A+ IPO, has garnered over $20,000,000 in investments from more than 25,000 shareholders. The High Times organization believes the ticker HTHC, an acronym for Hightimes Holding Corp., best identifies the company’s next chapter. The company polled its investors to decide the company’s ticker, receiving over 82% in support of the HTHC symbol.

“We’re extremely excited to shortly complete our Regulation A+ process and commence trading - this approval for trading has been a long time coming! The support from our shareholders has been overwhelming, and this was really a decision which we sought input from our over 25,000 investors,” said Adam Levin, Hightimes Holding Corp.’s Executive Chairman. “We have an incredible community of investors who are actively engaging with our brand, and our community is growing by the day!”

“What better way to enter the public markets than crowdsourcing our ticker? This was truly a community decision. We wanted to open this up to our shareholders as this will be a symbol that defines us all for years to come,” Hightimes Chief Executive Officer Stormy Simon noted. ”

Mr. Levin continued, “We believe that the Hightimes Regulation A+ investment campaign has proven to be one of the most successful offerings of its type - across any industry.”

This marks the last opportunity to become a shareholder ahead of the company’s listing on the public markets.

Interested investors are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email investor@hightimes.com or call 1 (833) BUY-HTHC (833-289-4842). View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times is evolving into a cannabis retailer, hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated February 20, 2020.

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